EXHIBIT 99.2

Second Quarter Fiscal Year 2013

Prepared Remarks    July 18, 2013
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President & Chief Financial Officer

About These Remarks
The following commentary is provided by management in conjunction with the second quarter fiscal year 2013 earnings press release issued by athenahealth, Inc. (the “Company,” “we,” or “athenahealth”). These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.

Earnings Conference Call Information
To participate in the Company’s live conference call and webcast, please dial 888-771-4371 (or 847-585-4405 for international calls) using conference code No. 35088307, or visit the Investors section of the Company’s web site at www.athenahealth.com. A replay will be available for one week following the conference call at 888-843-7419 (and 630-652-3042 for international calls) using conference code No. 35088307. A webcast replay will also be archived on the Company’s website.

Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook; statements regarding the Company’s research and development efforts and product offering and upgrade plans and timelines; the benefits of and anticipated operational results from the Company’s service offerings; the further integration of the Company’s services and the resulting benefits; changes in the types of providers and health care entities the Company serves and the range of tasks the Company performs for clients; the Company’s sales and marketing activities and plans; the integration of Epocrates; customer and client behavior and preferences; the Company’s market position and awareness among physicians; the potential for cross-sales among service offerings and sales involving multiple services; the Company’s implementation pipeline; the expansion of the number of users of the Company’s services; the Company’s plans and readiness in regard to ICD-10 and Stage 2 of Meaningful Use; changes in the industry, including an increased emphasis on coordinated care; the creation of a sustainable market for health information exchange, a social network for health care, an ecosystem of developers and third-party service providers, and a national health IT network; and statements found under the Company’s “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with the acquisition and integration of companies and new technologies, including those related to the Company’s ability to successfully scale the athenaCoordinator® and athenaClaritySM services, those related to the Company’s ability to integrate the services and offerings of Epocrates and realize the expected benefits; risks associated with the Company’s ability to realize the expected benefits from the purchase of the Arsenal on the Charles campus in Watertown, Massachusetts; risks associated with the expected performance of athenaClarity; risks associated with its expectations regarding its ability to maintain profitability; the impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s second quarter fiscal year 2013 earnings press release in the Investors section of the Company’s web site at http://www.athenahealth.com.

Opening Remarks
Halfway through the year, we are tracking well against our corporate scorecard which includes value-driving financial and operational metrics. We continue to enjoy strong revenue growth and increasing adoption of our integrated service offerings. Highlights from Q2 2013 are summarized below:

•	Grew consolidated revenue by 41% and core athenahealth revenue by 25% over Q2 2012

•	Signed Ascension Health, the nation’s largest non-profit health system, onto athenaCollector®, athenaCommunicator® and athenaClarity

•	Added a record 2,199 net new active physicians on athenaCollector in Q2 2013

•	Completed implementations at Mid Dakota Clinic, Emergency Medicine Physicians, University Hospitals academic medical center and Lahey Health

•	Announced an ICD-10 guarantee for new athenaOneSM clients who are live by June 30, 2014

•	Received 2014 ONC HIT certification for athenaClinicals®

•	Ranked #1 EMR (athenaClinicals) for usability, efficiency and effectiveness by a new KLAS report on Ambulatory EMR Usability

•	Named #1 smartphone and tablet app (Epocrates) among U.S. physicians by a Manhattan Research study

•	Launched CodeView, a free app that exposes the “real rates” of health care

•	Hosted our first Epocrates Strategic Client forum in June 2013

Results Overview
athenahealth’s top line results for the second quarter of fiscal year (“FY”) 2013 reflect strong revenue growth:

•	Total revenue:

◦	$146.3 million in Q2 2013, representing 41% growth over $103.5 million in Q2 2012

◦	Core athenahealth revenue was $129.5 million in Q2 2013, representing 25% growth

◦	Epocrates revenue was $14.6 million

◦	Other revenue consisting of third-party tenant revenue was $2.2 million

Our bottom line results for Q2 2013, consistent with our growth strategy, demonstrate strong sales, marketing, and research and development investments, and a focus on operating leverage:

•	Non-GAAP Adjusted Gross Profit:

◦	$91.4 million, or 62.4% of total revenue, in Q2 2013, an increase of 41% over $64.8 million, or 62.6% of total revenue, in Q2 2012

•	GAAP selling and marketing expense:

◦	$41.0 million, or 28.0% of total revenue, in Q2 2013, an increase of 50% over $27.4 million, or 26.5% of total revenue, in Q2 2012

◦	GAAP selling and marketing expense includes $2.4 million of amortization of purchased intangible assets primarily relating to the acquisition of Epocrates

•	GAAP research and development expense:

◦	$14.3 million, or 9.8% of total revenue, in Q2 2013, an increase of 66% over $8.6 million, or 8.3% of total revenue, in Q2 2012

•	GAAP general and administrative expense:

◦	$24.7 million, or 16.9% of total revenue, in Q2 2013, versus $14.0 million, or 13.5% of total revenue, in Q2 2012

•	Non-GAAP Adjusted EBITDA:

◦	$22.1 million, or 15.1% of total revenue, in Q2 2013, an increase of 7% from $20.6 million, or 19.9% of total revenue, in Q2 2012

•	Non-GAAP Adjusted Operating Income/Loss:

◦	$11.2 million, or 7.6% of total revenue, in Q2 2013, a decrease of 25% from $14.8 million, or 14.3% of total revenue, in Q2 2012

◦	Core athenahealth Non-GAAP Adjusted Operating Income was $11.1 million in Q2 2013

◦	Epocrates Non-GAAP Adjusted Operating Loss was $1.3 million

◦	Other Non-GAAP Adjusted Operating Income was $1.4 million

•	Non-GAAP Adjusted Net Income/Loss:

◦	Non-GAAP Adjusted Net Loss of $3.1 million, or $0.08 per diluted share, in Q2 2013, a decrease of 135% from Non-GAAP Adjusted Net Income of $9.0 million, or $0.24 per diluted share, in Q2 2012

◦
Non-GAAP Adjusted Net Loss excludes $2.5 million of integration and transaction costs relating to the acquisition of Epocrates which closed on March 12, 2013, and the purchase of the Arsenal on the Charles campus in Watertown, Massachusetts which closed on May 10, 2013

◦	Non-GAAP Adjusted Net Loss excludes a $2.5 million gain related to the early termination of the Arsenal lease

◦	Non-GAAP Adjusted Net Loss was impacted by a $7.3 million GAAP tax provision as the significant GAAP tax benefit we recorded during Q1 2013 started to reverse during Q2 2013
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. The table below shows the scorecard results for Q1 2013, Q2 2013 and year-to-date Q2 2013. For certain metrics (i.e., Client DAR, Provider Documentation Time, and Days of Client Work), our goal is to improve our performance by effectively reducing the scorecard metrics results throughout the year. Please note that all financial and operational metrics results exclude Epocrates.

	Q1 2013 Results	Q2 2013 Results	YTD Q2 2013 Results

Stability (15% weight)
Headcount - Role Vacancy	4.1%	2.8%	6.9%
Corporate Citizenship	89.0%	92.2%	90.6%
Employee Engagement	4.0	4.1	4.1
Stability Results	86%	113%	100%

Performance (25% weight)
Client Days in Accounts Receivable (DAR)	37.6	37.0	37.3
Total Automation Rate	61.7%	62.5%	62.1%
Client Collection Rate	96.3%	96.0%	96.2%
Performance Results	96%	96%	96%

Satisfaction (25% weight)
Provider Documentation Time	5.1	5.2	5.1
Days of Client Work	7.1	7.4	7.3
Client Satisfaction	88.2%	88.0%	88.1%
athenaClinicals Penetration	29.7%	31.7%	30.7%
Satisfaction Results	102%	98%	100%

Financial (35% weight)
Bookings (a)	(a)	(a)	(a)
Total Revenue ($M)	$120	$129.5	$249.5
Non-GAAP Adjusted Operating Income ($M)	$9.1	$11.1	$20.2
Financial Results	91%	130%	112%

Total Results	94%	111%	103%

(a)
Since the bookings metric contains highly sensitive data, we do not disclose all of the specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm.

We believe that the Company’s underlying drivers of long-term success remain strong as supported by the following metric results:

•	Employee Engagement at 4.1 out of 5.0 in Q2 2013, versus goal of 4.1 and Q2 2012 actual result of 4.1

•	Average Client DAR of 37.0 days in Q2 2013, versus goal of 37.0 days and Q2 2012 actual result of 38.2

•	Total Automation Rate of 62.5% in Q2 2013, shy of our goal of 69.4%

•	Client Collection Rate of 96.0% in Q2 2013, in line with our goal of 96.0%

•	Provider Documentation Time per Appointment of 5.2 minutes in Q2 2013, versus goal of 5.0 minutes and Q2 2012 actual result of 5.23

•	Days of Client Work of 7.4 days in Q2 2013, versus goal of 7.0 days

•	Client Satisfaction of 88.0% in Q2 2013, versus goal of 85.0% and Q2 2012 actual result of 89.8%

•	athenaClinicals penetration of 31.7% in Q2 2013, shy of our goal of 33.0%
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers or nodes on our network will become a more appropriate metric to use in measuring our market share. During Q2 2013:

•	80% of all new athenaCollector deals included athenaClinicals, compared to 83% in Q2 2012

•
68% of all new athenaCollector deals included athenaClinicals and athenaCommunicator. Additionally, 68% of all new athenaOne deals sold during Q2 2013 also included athenaCoordinator Core. This compares to 67% of all new athenaCollector deals included athenaClinicals and athenaCommunicator in Q2 2012

•	Net new physicians and providers added sequentially to the network were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 3/31/13	28,850	40,937	8,776	12,139	11,840	16,296
Net new additions	2,199	2,921	1,282	1,679	1,991	2,466
Ending balance as of 6/30/13	31,049	43,858	10,058	13,818	13,831	18,762
Sequential growth %	8%	7%	15%	14%	17%	15%

•	Net new physicians and providers added to the network since Q2 2012 were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 6/30/12	25,001	35,409	6,151	8,558	6,306	8,642
Net new additions	6,048	8,449	3,907	5,260	7,525	10,120
Ending balance as of 6/30/13	31,049	43,858	10,058	13,818	13,831	18,762
Y/Y growth %	24%	24%	64%	61%	119%	117%

athenaCollector network performance metrics were as follows for Q2 2013:

•	$2,836,765,406 posted in total client collections, up 26% from Q2 2012

•	21,691,357 total claims submitted, up 24% from Q2 2012

•	82.8% electronic remittance advice (“ERA”) rate, up 5.1 points from 77.7% at Q2 2012

•	94.2% first pass resolution (“FPR”) rate, up 1.3 points from 92.9% at Q2 2012
Revenue Discussion
Q2 2013 revenue reached $146.3 million and grew by 41% (or $42.8 million) over Q2 2012. Core athenahealth revenue for Q2 2013 was $129.5 million and grew by 25% over prior year. Q2 2013 also represents our 54th quarter of consecutive revenue growth for the core business.

	Q2 2013	Q2 2012	Y/Y Growth%
athenahealth	$129.5	$103.5	25%
Epocrates	$14.6	$0.0	n/a
Other	$2.2	$0.0	n/a
Consolidated	$146.3	$103.5	41%
In terms of trends in our recurring revenue base, same-store analysis of claims created—a proxy for physician office utilization—indicates that physician office activity in Q2 2013 increased modestly over physician office activity during Q2 2012 but was slightly down compared to physician office activity in Q1 2013. This was not unexpected as we typically see a seasonal drop in claims from Q1 to Q2.
Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin was 62.4% for Q2 2013, down approximately 20 basis points from 62.6% in Q2 2012. As anticipated, this year-over-year decline in our Non-GAAP Adjusted Gross Margin was driven by service mix and continued investments in our service offerings. One of our goals is to improve gross margin on a service-line basis each year. As previously discussed, the expansion of our newer service offerings, such as athenaCoordinator, will serve as a headwind to margin expansion until these new services become more automated and scalable.
Balance Sheet and Cash Flow Highlights
On May 10, 2013, we entered into a five-year $325 million Senior Credit Facility consisting of a $200 million unsecured term loan facility and a $125 million unsecured revolving credit facility (“Senior Credit Facility”). We may increase the Senior Credit Facility up to an additional $100 million subject to certain terms, including obtaining lender commitments. As of June 30, 2013, we had cash and cash equivalents of $33.6 million and outstanding indebtedness of $246.3 million. The acquisition of the Arsenal on the Charles property in Watertown, Massachusetts increased our total assets on the condensed consolidated balance sheet by approximately $170 million, primarily due to increases in property and equipment of $144.1 million and intangible assets of $25.5 million. Operating cash flow was $19.8 million for the six months ended June 30, 2013, down 28% from $27.6 million for the six months ended June 30, 2012. Our capital expenditures, including capitalized software development, were $13.8 million (or 9.4% of total revenue) in Q2 2013.
Fiscal Year 2013 Outlook
Our fiscal year 2013 guidance communicated on May 2, 2013 is summarized in the following table:

For the Fiscal Year Ending December 31, 2013
Forward Looking Guidance
GAAP Total Revenue	$580 - $615 million
Non-GAAP Adjusted Gross Margin	63.0% - 64.0%
Non-GAAP Adjusted Operating Income	$68 - $80 million
Non-GAAP Adjusted Net Income per Diluted Share	$1.05 - $1.15

We are not making any changes to the fiscal year 2013 guidance we communicated on May 2, 2013. However, based on our year-to-date performance and our visibility for the second half of the year, we are providing some additional insight into our fiscal year 2013 guidance as follows:

•	We expect GAAP Total Revenue to be closer to the mid-point of the $580 million to $615 million guidance range.

•	We expect Non-GAAP Adjusted Gross Margin to be closer to the low end of the 63% to 64% range.

•	We expect Non-GAAP Adjusted Operating Income to be closer to the low end of the $68 million to $80 million guidance range.

•	We expect Non-GAAP Adjusted Net Income per Diluted Share to be at or near the low end of the $1.05 to $1.15 guidance range.

•	We expect our full year 2013 Non-GAAP tax provision will be approximately 43% and our cash taxes paid to be approximately $2 million.
Our GAAP revenue guidance of $580 million to $615 million includes the following:

•	The range for core athenahealth revenue is $525 million to $550 million.

•
The range for Epocrates revenue is $46 to $55 million which includes an approximate $10 million reduction in revenue attributed to the purchase accounting treatment of Epocrates’ deferred revenue, and an approximate $15 million reduction in revenue due to the changes made to our market research offerings.

•	The Arsenal purchase is expected to add approximately $10 million of revenue related to third-party tenants who currently occupy a portion of the Arsenal campus.
Product Development Discussion
Product development at athenahealth is organized around the goal of being the best in the world at getting medical care givers paid for doing the right thing. In order to fulfill this goal, we deliver services backed by cloud-based software, proprietary knowledge, and robust back-office services.
athenaCollector Service Offering
athenaCollector is our cloud-based medical billing and practice management solution. It is the foundation of our service portfolio and entered general availability in 2000.
The athenaCollector team continues to prepare for the next big change in health care compliance, the International Statistical Classification of Diseases and Related Health Problems, 10th Revision (“ICD-10”). This movement to a new and more granular code set is perhaps one of the largest transformations the industry will experience, making it a top concern for today’s caregivers. We are building a host of tools, including a dual coding assessment tool, to help our clients assess their ICD-10 readiness. athenahealth’s readiness will be on display when we demo the ICD-10 charge entry functionality later this year, well ahead of the impending ICD-10 compliance deadline. We successfully managed the American National Standards Institute (“ANSI”) 5010 transition last year and are uniquely positioned to ensure a smooth transition to ICD-10. In an effort to instill even more confidence in our ability to successfully manage this transition, we announced the first-ever ICD-10 guarantee by an HIT vendor. Under this guarantee, all new clients who are live on athenaCollector, athenaClinicals and athenaCommunicator before June 30, 2014, will be ICD-10 compliant by the government’s deadline or we will waive our fees until the compliance standard is met. We will also backstop the revenue cycle for independent practices by providing a cash advance against submitted claims, if those claims are delayed by payers during the ICD-10 transition period. This guarantee conveys our commitment to being the type of health IT partner who shoulders the operational burdens so that our clients can focus on delivering quality patient care.
athenaClinicals Service Offering
athenaClinicals is our cloud-based electronic health record (“EHR”) management service. It entered general availability in 2006 and was made available as a stand-alone service in 2010.

athenahealth’s past successes in managing industry change and reform, along with our differentiated cloud-based services, make us uniquely positioned to take on additional challenges like Meaningful Use (“MU”) Stage 2. athenaClinicals recently received 2014 ONC HIT certification and is now certified for the Stage 1 and Stage 2 MU measures. While certification is important, ensuring that our clients successfully meet the measures and deliver quality care without distraction remains our focus. As announced in Q1 2013, we remain so confident in our ability to help our clients successfully attest for MU that we have extended our MU guarantee to include both Stage 1 and Stage 2 attestation.
In addition to ensuring continued MU success, the athenaClinicals development team is focused on transforming the user experience on athenaNet®. These efforts began with our mobile program and cross browser support initiative. The updated iPhone® mobile digital device application and the iPad® mobile digital device application were released for general availability at our 2013 User Conference in April. As expected, we have seen a significant increase in adoption and usage with almost 60% of our athenaClinicals users registered on our mobile application. Just two weeks after general availability, page views were up 220% and document actions taken on the mobile applications were up 175%. We are also on track to support athenaNet on additional standard modern browsers, including the Google ChromeTM and Firefox® browsers this year. Finally, we continued to make progress on the athenaX project, our disruptive new take on the physician’s experience with an EHR. The alpha testing is progressing as planned and remains on track to move to beta testing by year-end.
Finally, our differentiated cloud-based EHR and our unique design approach focused on the user experience continue to garner industry recognition. In an effort to provide a viable basis for comparing usability across EHRs, industry-leading research firm KLAS interviewed 163 providers regarding numerous topics related to EHR usability. The KLAS report on Ambulatory EMR Usability rated athenaClinicals the most usable EHR on both the out-of-box experience and continued use over time. Being ranked #1 for usability, efficiency, and effectiveness validates our mission and purpose--to be medical caregivers’ most trusted service.

athenaCommunicator Service Offering
athenaCommunicator is our cloud-based patient communication management service. It entered general availability in 2010 and, at this time, requires adoption of athenaCollector or athenaClinicals.
The athenaCommunicator product development team remains focused on initiatives that enhance the value proposition of this service offering for our clients and their patients. Building on the service enhancements released last year, we launched two beta programs during Q2 2013 focused on improving scheduling and self-pay outcomes. The team is building the foundation for more robust patient self-scheduling via our growing list of More Disruption Please (“MDP”) scheduling partners. In addition to iTriage, we have added HealthPost and Vitals to our athenahealth Marketplace to further promote patient engagement and improve schedule density for our athenaCommunicator clients. We are also rolling out additional self-pay enhancements to further assist in the successful management of self-pay collections for our clients. This added functionality will allow patients to save their credit card information on file, making it easier and quicker to process payments via the patient portal. We expect to release these scheduling and self-pay service enhancements by Q4 2013. Lastly, because increased adoption of the patient portal is critical for our clients to fully maximize the benefits of this service offering, we are now requiring clients to collect patients’ e-mail account information as part of the patient check-in workflow. athenahealth uses the collected e-mail addresses to reach out to patients and encourage portal adoption on behalf of our clients.
Key Metrics as of Q2 2013:

•	Provider adoption rate of 43%, as compared to 40% in Q1 2013 and 24% in Q2 2012.

•	athenaCommunicator delivered over 23.7 million automated messages during Q2 2013 across our active patient base of over 11.4 million patients.

•	Patient portal adoption has increased by 23% since Q1 2013 to 1.7 million patients registered as of Q2 2013.

•	athenaCommunicator collected over $9.0 million in self-pay collections during Q2 2013 via the patient portal and our live operator service, an increase of 28% over the Q1 2013 self-pay collections.
athenaCoordinator Service Offering
Our care coordination service offerings include athenaCoordinator Core and athenaCoordinator Plus. athenaCoordinator Core is a cloud-based order transmission service for all receiver types and physicians using athenaClinicals. athenaCoordinator Plus is our cloud-based care coordination service for order transmission, insurance pre-certification, and patient registration among physicians and hospitals, surgical centers, and imaging centers. athenaCoordinator Plus entered general availability in 2011 following the acquisition of Proxsys LLC, and the athenaCoordinator Core service offering entered general availability in 2012.
The athenaCoordinator operations team continues to make progress in scaling our operations. The road to effectively scaling our athenaCoordinator service offering is very similar to the path we took for athenaCollector. The team remains focused on building an operational rules engine, implementing work flow distribution tools, and streamlining workflows through automation and task standardization. Based on our progress thus far, we remain confident in our ability to create a valuable and cost effective service offering. This service offering is the foundation for creating a sustainable market for health information exchange between senders and receivers. To this end, we are asking our clients to get connected and to help us grow the nation’s health information backbone. They can get connected by signing up for athenaClinicals with orders-based pricing, becoming athenaCoordinator receivers, and/or introducing athenahealth to their care coordination community. We made important progress in this area at our User Conference event in April by switching over 90 clients to athenaClinicals with orders-based pricing and by receiving over 25,000 prospect referrals from our clients. This is just the beginning of tapping into our client network to help generate viral network growth. While we still have a lot of work to do, we have a huge opportunity to grow our network and achieve our vision of building a national health information backbone.
athenaClarity Service Offering
athenaClarity is a cloud-based service that provides visibility into the financial and clinical health of the health care network, helping health care organizations manage both networks of caregivers and populations of patients. By harmonizing data across practice management systems, EHRs, and claims systems, athenaClarity provides health care organizations with a single source of truth. athenaClarity turns insight into action, guiding data-driven decision-making at the point of care. athenaClarity service offering was born from the union of athenahealth’s Anodyne Solutions and HDS service offerings. athenahealth acquired Anodyne Health Partners, Inc. in October of 2009 and acquired Healthcare Data Services LLC in October of 2012. athenaClarity service offering entered general availability in 2013.
athenaClarity, our 5th service offering, is our cloud-based service that delivers actionable insight, helping our clients manage caregiver networks and patient populations under any payment model. Unlike a business intelligence tool or static Health Information Exchange (“HIE”), athenaClarity harmonizes data across disparate EHR, practice management, and claims systems and turns it into insight that can be acted upon directly in native workflows. athenaClarity is our enterprise service that turns information into insight and insight into action; guiding decision-making at the point of care to deliver desired outcomes.

Demand for athenaClarity has continued to be incredibly strong. Year-to-date, we have closed 6 new athenaClarity deals including Lowell Physician General Hospital, Lahey Health, and University Hospitals. The signing of University Hospitals marks our first population health deal outside of Massachusetts.

Epocrates, Inc.
Epocrates, Inc. is recognized for developing the #1 medical application among U.S. physicians for clinical content, practice tools, and health industry engagement at the point of care. Epocrates has established a loyal network of more than one million health care professionals, including 50 percent of U.S. physicians, who routinely use its intuitive solutions to help streamline workflow and improve patient care. For more information, please visit www.epocrates.com. Epocrates was acquired by athenahealth on March 12, 2013.

Epocrates is known as the mobile health pioneer and developer of the most-widely adopted, point-of-care medical application among U.S. physicians. We believe that no other company has been able to replicate the brand awareness, familiarity, and trust that Epocrates has garnered among U.S. physicians. We were pleased but not surprised to see that Epocrates still reigns as the digital health care leader in terms of app reach, according to the recently released Manhattan Research Taking the Pulse® U.S. 2013 annual study of physicians’ technology adoption and behavior. In order to further broaden Epocrates usage across education institutions, we recently launched the Epocrates EDU program which offers medical education institutions unified access to Epocrates’ premium mobile and online resources. Designed with input from medical school deans and librarians, Epocrates EDU provides a simple, multi-year licensing model to ease administrative burdens and deliver affordable access to Epocrates’ solutions. Students, faculty, residents and staff at participating institutions can now benefit from site-wide, instant access to Epocrates® Essentials drug, disease and diagnostic reference and Epocrates Online Premium web-based medical resource. In addition, we held our first Epocrates Strategic Client forum in June 2013. We convened a multidisciplinary group of leaders at this event, including health care providers, pharmaceutical executives, technology innovators, and marketing specialists to discuss HIT and mobile point of care leadership and technology challenges. By hosting these types of events, we can shape the future of mobile decision support, evolve clinical support solutions and create positive change in health care despite unprecedented turbulence and uncertainty. In order to drive increased awareness and to activate Epocrates as a sales channel, we have several marketing programs underway or planned for 2013 including DocAlert® messages, dinner seminars, Essentials content enhancements, website enhancements, and more. We are excited to have Epocrates as part of the athenahealth family and we are actively exploring ways to build on its incredibly powerful brand.
Business Development Update
More Disruption Please
Q2 2013 was highly successful for the MDP program. We announced that we are working with Mashery to provide new web-services-based application programming interfaces (“API”) for the health care IT developer community. Through our work with Mashery, the world’s leading provider of API management technology and services, we are unleashing turn-key connectivity to both our cloud-based platform of HIT services and our growing nationwide provider network. This massive, open API initiative offers innovators an onramp to develop best-of-breed, HIPAA-compliant health care applications that can be easily introduced and integrated within health care provider workflows. As mentioned in the athenaCommunicator update, we recently completed development of our Scheduling API - just the first of a slate of APIs we’ll be releasing this year through which we will be exposing key services in our product. We are now using this Scheduling API with MDP partners such as iTriage, Vitals, and Healthpost to bidirectionally exchange appointment data and sync a provider’s schedule on our integrated solutions. We will be launching betas with these partners later this year. In addition, our MDP program was a big attraction at our 2013 User Conference with over 30 exhibitors from our MDP community and two MDP booths generating interest in the program. We also unveiled our athenahealth Marketplace at the 2013 User Conference. The athenahealth Marketplace serves as a one-stop shop for bolt-on best-of-breed HIT applications and services seamlessly integrated with athenahealth’s suite of services. In addition to featuring Technology partners representing our MDP program, the athenahealth Marketplace also showcases a growing sampling of connections we make today to Clinical Exchange partners such as labs and public health registries. To learn more about our initiative to open up our cloud-based network and connect with disruptive solutions, please visit our athenahealth Marketplace at www.athenahealth.com/marketplace. To learn more about our MDP program or to sign up as an MDP member, please access our MDP website at www.athenahealth.com/disruption.
Client Base Discussion
The total number of physicians who have gone live on athenaCollector, our core service offering, is the metric we currently use to define our client base and market share. However, as our client base expands outside the traditional ambulatory market, total active providers—or nodes on our network—will become a more appropriate metric used to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe that this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and adoption of these services spreads across our existing client base.
During Q2 2013, 80% of all new athenaCollector deals included athenaClinicals, down slightly from 83% in Q2 2012. 68% of all new athenaCollector deals included athenaCommunicator and athenaClinicals. Additionally, 68% of all new athenaOne deals also included athenaCoordinator Core. The athenaOne rate of 68% in Q2 2013 compares to 67% in Q2 2012. Among “live” (i.e., implemented and active) athenaCollector clients, adoption of athenaClinicals and athenaCommunicator continues to grow rapidly and resulted in continued growth to our installed base across all of our service offerings.
athenahealth Service Offering Adoption
athenaCollector Clients
During Q2 2013, total active physicians on athenaCollector grew by 24% year-over-year, to 31,049. On a sequential basis, we added a record 2,199 net new active physicians on athenaCollector, versus 900 in Q2 2012. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter. Furthermore, our larger clients can be more complex and take longer to go live, particularly if our clients request a more phased implementation approach. Total active providers on athenaCollector grew by 24% year-over-year, to 43,858. On a sequential basis, we added a record 2,921 net new active providers on athenaCollector, versus 1,486 in Q2 2012.
athenaClinicals Clients
We continue to experience rapid growth in client adoption of athenaClinicals. Total active physicians live on athenaClinicals grew by 64% year-over-year, to 10,058. On a sequential basis, we added a record 1,282 net new active physicians on athenaClinicals, versus 820 in Q2 2012. This equates to an overall adoption rate of 32% of total athenaCollector physicians, up from 25% in Q2 2012. Total active providers on athenaClinicals grew by 61% year-over-year, to 13,818. On a sequential basis, we added a record 1,679 net new active providers on athenaClinicals, versus 1,156 in Q2 2012. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
athenaCommunicator Clients
Our athenaCommunicator client base is also growing rapidly. Total active physicians live on athenaCommunicator grew by an impressive 119% year-over-year, to 13,831. On a sequential basis, we added 1,991 net new active physicians on athenaCommunicator, versus 1,486 in Q2 2012. This equates to an overall adoption rate of 45% of total athenaCollector physicians, up from 25% in Q2 2012. Total active providers on athenaCommunicator grew by 117%, to 18,762. On a sequential basis, we added 2,466 net new providers on athenaCommunicator, versus 1,842 in Q2 2012. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
New Deals
On May 15, 2013, we announced that INTEGRIS Health selected athenaCollector, athenaCommunicator, and athenaClarity to centralize revenue cycle management, enhance patient communications and care coordination, and gain better insight into provider productivity and care delivered across its growing patient population. INTEGRIS Health is Oklahoma’s largest health system with more than 300 physicians (~400 providers) across 11 hospital facilities and over 100 clinics. INTEGRIS Health is expected to go-live during Q4 2013.
On July 12, 2013, we filed a Form 8-K announcing that on June 30, 2013, athenahealth entered into an agreement with Clinical Holdings Corporation, a new physician services business of Ascension Health Alliance (“Ascension”), pursuant to which they will deploy athenahealth’s cloud-based services to over 4,000 providers and make these services available to their affiliates. Ascension, the nation’s largest Catholic and non-profit health system, will use athenahealth’s cloud-based services to centralize and standardize revenue cycle management, enhance patient communications and care coordination. Ascension will deploy athenaCollector, athenaCommunicator, and athenaClarity. Ascension providers will also have the option to incorporate athenaClinicals into their care delivery workflow.
Client Implementations
Our publicly disclosed implementation pipeline includes the following status updates as of July 18, 2013:

•	Mid Dakota Clinic (~60 physicians, ~90 providers) went live on our full suite of services including athenaCollector, athenaClinicals, athenaCommunicator, and athenaCoordinator Core in April 2013.

•	Emergency Medicine Physicians (~800 physicians) went live on athenaCollector and athenaCommunicator in April 2013.

•	Lahey Health went live on athenaClarity in June 2013.

•	Martin's Point Health Care (~79 physicians and ~100 providers) went live on athenaCollector, athenaClinicals, and athenaCommunicator in June 2013.

•
University Hospitals academic medical center (~850 physicians, ~1,000 providers) is now completely live on athenaCollector after bringing the remaining physicians and providers live during Q2 2013. University Hospitals academic medical center went live on athenaCommunicator in July 2013.

•	Children’s Hospital Los Angeles Medical Group (~450 physicians) went live on athenaCollector in July 2013.

•	Prospira PainCare (~20 physicians, ~50 providers) is expected to go live on our full suite of services, including Anodyne Solutions, during Q3 and Q4 2013.

•	Children’s Hospital Central California (~100 physicians, ~130 providers) is expected to be fully live on athenaCollector, athenaClinicals, and athenaCommunicator by Q3 2013.

•
Health Management Associates (~900 physicians, ~1,200 providers) brought three additional waves live onto our full suite of services including athenaCollector, athenaClinicals, and athenaCommunicator during Q2 2013 and is expected to bring its remaining physicians and providers live during Q3 and Q4 2013.

•	Palmetto Primary Care Physicians (~50 physicians, ~80 providers) is expected to be fully live on athenaCollector, athenaClinicals, and athenaCommunicator by the end of 2013.
Marketing and Selling Discussion
As an innovative, high growth company with a relatively small share of a very large market opportunity, our business model is still new to health care, and market awareness remains our biggest challenge. To improve awareness, we remain focused on expanding and enhancing our selling and marketing activities. These activities incur both fixed and variable costs, as they range from investments in personnel and infrastructure to spending on new advertising campaigns and paid search terms. The productivity of these investments is largely measured over the long term, particularly as it may take six to nine months of implementation before new clients fully contribute to revenue and join the ranks of our active client base.
Marketing Update
The athenahealth marketing organization encompasses our growth and sales operations, event and partner marketing, inside sales agents (“ISAs”), advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth.
We held our largest User Conference (“UC”) to date at the Hynes Convention Center in April. Over 1,250 clients attended the event, representing a 50% increase in attendance over the prior year. By attending this event, our clients gained tangible takeaways to improve individual and practice performance, enhance the physician and patient experience, and improve care coordination in their community. As part of our coordinate strategy, we set up workstations with access to our adaptation of Google MapsTM mapping service showing clients their community networks and their local ordering patterns. Our clients were able to review their current networks and select receivers they would like added to the athenahealth network. Clients provided us with over 25,000 new receiver leads by the end of the three day event. The resounding success of the UC event speaks to the power of our growing network.
The idea of transparency in health care has been getting increased exposure in the national press lately. While shopping is not a new concept in other markets, the ability to shop in health care does not exist today. In order to heal the ills of our current health care system, we believe that we need to bring the age old American tradition of shopping into health care. We also believe that effective shopping begins with information, and price transparency is a great place to start. To this end, we recently launched CodeView, the first app that brings greater visibility to physician reimbursement. CodeView, a free app available on iTunes, online, and the Epocrates app directory, reports the maximum, minimum, and average dollar amounts paid by Medicare, Medicaid, and commercial payers to providers based on data from our growing cloud-based network of providers. The ability to surface this information demonstrates just how powerful and impactful our cloud-based network can be in driving transparency and openness in health care. To learn more about physician reimbursement payments, please visit CodeView at www.athenahealth.com/codeview or download the interactive CodeView app in the iTunes Store® online store at https://itunes.apple.com/us/app/codeview/id620433594?mt=8/.
Selling Update
The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
We continue to gain momentum in reaching our growth goals and we continue to equip our sales teams with additional weapons to help attract prospects and close deals. Our ever-expanding arsenal now includes the MU Stage 1 and Stage 2 guarantee, the ICD-10 guarantee, and the bragging rights that athenaClinicals is the #1 most usable EMR on the market per the latest KLAS Ambulatory EMR Usability 2013 Report. All of this supports our ‘we sell results’ sales approach which resonates so well across our sales segments.
As of June 30, 2013, we have a total of 119 quota-carrying sales representatives, up 9% from 109 quota-carrying sales representatives as of June 30, 2012.

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, Summary of Cash Balance, Reporting by Business and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in thousands)

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Direct operating	$2,047	$1,545	$3,764	$2,453
Selling and marketing	3,275	2,015	6,151	3,687
Research and development	965	1,083	2,288	1,848
General and administrative	4,017	2,708	11,759	4,996
Total stock-based compensation expense	10,304	7,351	23,962	12,984
Amortization of capitalized stock-based compensation related to software development (1)	222	—	378	—
Total	$10,526	$7,351	$24,340	$12,984

(1)
In addition, for the three and six months ended June 30, 2013, $0.5 million and $0.9 million, respectively, of stock-based compensation was capitalized in the line item Capitalized Software Costs in the Condensed Consolidated Balance Sheet for which $0.2 million and $0.4 million, respectively, of amortization was included in the line item Depreciation and Amortization Expense in the Condensed Consolidated Statements of Income. The amount of stock-based compensation related to capitalized software development costs in prior periods was not significant.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in thousands)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
Amortization of purchased intangible assets allocated to:	2013	2012	2013	2012
Direct operating	$2,405	$753	$4,145	$1,506
Selling and marketing	2,421	—	2,421	—
Total amortization of purchased intangible assets	$4,826	$753	$6,566	$1,506

athenahealth, Inc.
CASH, CASH EQUIVALENTS, AND AVAILABLE-FOR-SALE INVESTMENTS
(Unaudited, in thousands)

Set forth below is a breakout of total cash, cash equivalents, and available-for-sale investments as of June 30, 2013, and December 31, 2012:

	June 30, 2013	December 31, 2012

Cash, cash equivalents	$33,558	$154,988
Short-term investments	—	38,092
Total	$33,558	$193,080

athenahealth, Inc.
REVENUE AND NON-GAAP ADJUSTED OPERATING INCOME (LOSS) BY BUSINESS
(Unaudited, in thousands)

Set forth below is a breakout of revenue and “Non-GAAP Adjusted Operating Income (Loss)” by business for the three and six months ended June 30, 2013 and 2012:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Business services:
athenahealth	$123,354	$100,110	$239,300	$193,659
Epocrates	14,565	—	20,082	—
Implementation and other:
athenahealth	6,153	3,405	10,286	6,422
Other	2,229	—	2,229	—
Total revenue	$146,301	$103,515	$271,897	$200,081

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Non-GAAP Adjusted Operating Income (Loss):
athenahealth	$11,133	$14,845	$20,196	$26,418
Epocrates	(1,310)	—	(983)	—
Other	1,355	—	1,355	—
Total Non-GAAP Adjusted Operating Income	11,178	14,845	20,568	26,418
Stock-based compensation expense	10,526	7,351	24,340	12,984
Integration and transaction costs	2,464	—	8,173	—
Gain on early termination of lease	(2,468)	—	(2,468)	—
Amortization of purchased intangible assets	4,826	753	6,566	1,506
Total operating (loss) income	(4,170)	6,741	(16,043)	11,928
Interest expense	(1,001)	(88)	(1,165)	(176)
Other income	63	100	117	322
(Loss) income before income tax (provision) benefit	(5,108)	6,753	(17,091)	12,074
Income tax (provision) benefit	(7,313)	(2,599)	5,370	(5,492)
Net (loss) income	$(12,421)	$4,154	$(11,721)	$6,582

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Total revenue	$146,301	$103,515	$271,897	$200,081
Direct operating expense	59,390	41,014	112,575	79,812
Total revenue less direct
operating expense	86,911	62,501	159,322	120,269
Add: Stock-based compensation
allocated to direct operating expense	2,047	1,545	3,764	2,453
Add: Amortization of purchased intangible assets
allocated to direct operating expense	2,405	753	4,145	1,506

Non-GAAP Adjusted Gross Profit	$91,363	$64,799	$167,231	$124,228

Non-GAAP Adjusted Gross Margin	62.4%	62.6%	61.5%	62.1%

Non-GAAP Adjusted EBITDA
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Total Revenue	$146,301	$103,515	$271,897	$200,081

GAAP net (loss) income	(12,421)	4,154	(11,721)	6,582
Add: Provision for (benefit) from income taxes	7,313	2,599	(5,370)	5,492
Less: Total other expense (income)	938	(12)	1,048	(146)
Add: Stock-based compensation expense	10,304	7,351	23,962	12,984
Add: Depreciation and amortization	11,107	5,795	19,448	11,281
Add: Amortization of purchased intangible assets	4,826	753	6,566	1,506
Add: Integration and transaction costs	2,220	—	6,014	—
Add: Non-tax deductible transaction costs	244	—	2,159	—
Less: Gain on early termination of lease	(2,468)	—	(2,468)	—

Non-GAAP Adjusted EBITDA	$22,063	$20,640	$39,638	$37,699

Non-GAAP Adjusted EBITDA Margin	15.1%	19.9%	14.6%	18.8%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Total revenue	$146,301	$103,515	$271,897	$200,081

GAAP net (loss) income	(12,421)	4,154	(11,721)	6,582
Add: Provision for (benefit) from income taxes	7,313	2,599	(5,370)	5,492
Less: Total other expense (income)	938	(12)	1,048	(146)
Add: Stock-based compensation expense	10,304	7,351	23,962	12,984
Add: Amortization of capitalized stock-based compensation related to software development	222	—	378	—
Add: Amortization of purchased intangible assets	4,826	753	6,566	1,506
Add: Integration and transaction costs	2,220	—	6,014	—
Add: Non-tax deductible transaction costs	244	—	2,159	—
Less: Gain on early termination of lease	(2,468)	—	(2,468)	—

Non-GAAP Adjusted Operating Income	$11,178	$14,845	$20,568	$26,418

Non-GAAP Adjusted Operating Income Margin	7.6%	14.3%	7.6%	13.2%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP net (loss) income	$(12,421)	$4,154	$(11,721)	$6,582
Add: Stock-based compensation expense	10,304	7,351	23,962	12,984
Add: Amortization of capitalized stock-based compensation related to software development	222	—	378	—
Add: Amortization of purchased intangible assets	4,826	753	6,566	1,506
Add: Integration and transaction costs	2,220	—	6,014	—
Less: Gain on early termination of lease	(2,468)	—	(2,468)	—

Sub-total of tax deductible items	15,104	8,104	34,452	14,490

Less: Tax impact of tax deductible items (1)	(6,042)	(3,242)	(13,781)	(5,796)
Add: Non-tax deductible transaction costs	244	—	2,159	—

Non-GAAP Adjusted Net (Loss) Income	$(3,115)	$9,016	$11,109	$15,276

Weighted average shares - diluted	36,760	36,906	36,598	36,951

Non-GAAP Adjusted Net (Loss) Income per Diluted Share	$(0.08)	$0.24	$0.30	$0.41

(1)	Tax impact calculated using a statutory tax rate of 40%.

(unaudited, in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP net (loss) income per share - diluted	$(0.34)	$0.11	$(0.32)	$0.18
Add: Stock-based compensation expense	0.28	0.20	0.65	0.35
Add: Amortization of capitalized stock-based compensation related to software development	0.01	—	0.01	—
Add: Amortization of purchased intangible assets	0.13	0.02	0.18	0.04
Add: Integration and transaction costs	0.06	—	0.16	—
Less: Gain on early termination of lease	(0.07)	—	(0.07)	—

Sub-total of tax deductible items	0.41	0.22	0.94	0.39

Less: Tax impact of tax deductible items (1)	(0.16)	(0.09)	(0.38)	(0.16)
Add: Non-tax deductible transaction costs	0.01	—	0.06	—

Non-GAAP Adjusted Net (Loss) Income per Diluted Share	$(0.08)	$0.24	$0.30	$0.41

Weighted average shares - diluted	36,760	36,906	36,598	36,951

(1)	Tax impact calculated using a statutory tax rate of 40%.

Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangible assets, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for (benefit) from income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit) from income taxes, total other (income) expense, stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, gain on early termination of lease and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of the expenditure is partially outside of the Company’s control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to the Company’s performance during the period in which the expense is incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful life and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•
Integration costs — integration costs are the severance and retention bonuses for certain employees relating to the Epocrates acquisition. Accordingly, these costs are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Management does not believe such charges accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•
Transaction costs — transaction costs are non-recurring costs related to specific transactions. Accordingly, these costs are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Management does not believe such charges accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•
Gain on early termination of lease — gain on early termination of lease is a non-recurring gain related to the early termination of the Arsenal lease. Accordingly, this gain is not considered by management in making operating decisions, and management believes that this gain does not have a direct correlation to future business operations. Management does not believe such gain accurately reflects the performance of the Company’s ongoing operations for the period in which such gain is recorded.

Supplemental Metrics and Definitions

	Fiscal Year 2012				Fiscal Year 2013

	Q1	Q2	Q3	Q4	Q1	Q2
Client Base
Total Physicians on athenaCollector	24,101	25,001	27,013	28,011	28,850	31,049
Total Providers on athenaCollector	33,923	35,409	38,145	39,752	40,937	43,858
Total Physicians on athenaClinicals	5,331	6,151	7,340	7,949	8,776	10,058
Total Providers on athenaClinicals	7,402	8,558	10,062	10,926	12,139	13,818
Total Physicians on athenaCommunicator	4,820	6,306	8,739	10,153	11,840	13,831
Total Providers on athenaCommunicator	6,800	8,642	12,149	14,065	16,296	18,762

Client Performance
Client Satisfaction	86.3%	89.8%	87.2%	87.2%	88.2%	88.0%
Client Days in Accounts Receivable (“DAR”)	40.0	38.2	37.6	36.4	37.6	37.0
First Pass Resolution (“FPR”) Rate	91.3%	92.9%	93.7%	94.2%	93.9%	94.2%
Electronic Remittance Advice (“ERA”) Rate	78%	77.7%	79.8%	81.7%	81.8%	82.8%
Total Claims Submitted	17,839,150	17,467,447	17,706,432	20,055,715	20,732,485	21,691,357
Total Client Collections ($)	2,081,686,428	2,259,202,690	2,302,527,259	2,540,153,162	2,566,960,419	2,836,765,406
Total Working Days	62	64	63	62	61	64

Employees
Direct	1,080	1,192	1,282	1,363	1,426	1,438
Sales & Marketing	295	315	341	353	426	454
Research & Development	292	357	375	402	526	585
General & Administrative	187	196	205	222	275	274
Total Employees	1,853	2,060	2,202	2,339	2,652	2,751

Quota Carrying Sales Force
Total Quota Carrying Sales Representatives	105	109	112	114	114	119

Supplemental Metrics Definitions

Client Base
Total Physicians on athenaCollector
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (“MD”) and Doctors of Osteopathic Medicine (“DO”).

Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (“NP”) and Registered Nurses (“RN”).

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.
Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Physicians on athenaCommunicator
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Client Satisfaction
The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for its client base twice per year.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct
The total number of full time equivalent individuals (“FTEs”) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing
The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Corporate Scorecard Metrics Definitions

Stability
Headcount - Role Vacancy	Percentage of unfilled headcount as compared to our quarterly forecasts.
Corporate Citizenship	Percentage of compliance tasks that are met within the deadline.
Employee Engagement	Quarterly engagement survey results for employees.

Performance
Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

Total Automation Rate	Percentage of major clinicals and revenue cycle management transactions that were sent or received in a structured electronic format.
Client Collection Rate	The percentage of charges that are not written off to bad debt.

Satisfaction
Provider Documentation Time per Appointment	The average number of minutes athenaClinicals providers spend on the computer documenting the exam and orders for each appointment. Providers that have been live less than 90 days are excluded.
Days of Client Work
The outstanding work that clients have in clinicals and revenue cycle. For clinicals, the total stock of work on the clinicals dashboard divided by the average daily inflow of tasks. For revenue cycle, the days in accounts receivable relating to work that needs to be resolved by the client.

Client Satisfaction
The percentage of clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a "client listening" survey that the company conducts for its client base twice per year.

athenaClinicals Penetration	athenaClinicals physicians as a percentage of total athenaCollector physicians.

Financial
Bookings	The annualized value of deals sold (excluding Epocrates).
Total Revenue	Total revenue (excluding Epocrates).
Non-GAAP Adjusted Operating Income	Total non-GAAP adjusted operating income (excluding Epocrates).